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                                                                     EXHIBIT 11


                           NATIONAL ENERGY GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        THREE MONTHS ENDED MARCH 31, 1997


                                                                                                  PRIMARY      FULLY DILUTED
                                                                                              --------------   --------------
                    Income applicable to common stockholders:
                       Net Income............................................................ $    1,403,440   $    1,403,440
                       Preferred dividend requirements.......................................       (236,250)               -
                                                                                              --------------   --------------
                       Income applicable to common stockholders.............................. $    1,167,190   $    1,403,440
                                                                                              ==============   ==============
                    Common and common equivalent shares:
                       Weighted average number of common shares outstanding..................     36,094,169       36,094,169
                       Shares issuable upon exercise of options and warrants.................      3,629,135        3,629,135
                       Less shares assumed repurchased.......................................     (2,443,506)      (2,443,506)
                                                                                              --------------   --------------
                                                                                                   1,185,629        1,185,629
                      Shares issuable upon conversion of Convertible Preferred Stock:
                          Series B and Series C..............................................              -        5,230,769
                          Series D and Series E..............................................      6,666,666        6,666,666
                                                                                              --------------   --------------
                       Common and common equivalent shares...................................     43,966,562       49,197,331
                                                                                              ==============   ==============
                    Net income per common and common equivalent share........................ $        0.027   $        0.029
                                                                                              ==============   ==============

    Note: Fully diluted net income per common share data is not presented because the effect of assumed conversion of the Convertible Preferred Stock, Series B and C, is antidilutive.